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                                                                    EXHIBIT 8.02

                  [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

                               December 28, 1995

Conner Peripherals, Inc.
3081 Zanker Road
San Jose, California 95134

Ladies/Gentlemen:

    We have acted as special counsel to Conner Peripherals, Inc., a Delaware corporation ("Conner"), in connection with the proposed merger (the "Merger") of Athena Acquisition Corporation, a Delaware corporation ("Merger Sub"), and a wholly-owned direct subsidiary of Seagate Technology, Inc., a Delaware corporation ("Seagate"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization (the "Agreement") dated as of October 3, 1995 by and among Seagate, Conner and Merger Sub. At your request, and pursuant to the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

    For purposes of the opinion set forth below, we have relied, with the consent of Seagate and Merger Sub and the consent of Conner, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Seagate and Merger Sub and of Conner (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus of Seagate and Conner, as amended through the date hereof (the "Joint Proxy Statement-Prospectus").
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Conner Peripherals, Inc.
December 28, 1995
Page 2

    We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

    Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly the following will be all the material federal income tax consequences of the Merger:

        (i) No gain or loss will be recognized by the stockholders of Conner upon the conversion of their shares of Conner Common Stock into shares of Seagate Common Stock pursuant to the terms of the Merger to the extent of such conversion.

        (ii) The tax basis of the shares of Seagate Common Stock into which shares of Conner Stock are converted pursuant to the Merger, including any fractional interest, will be the same as the basis of the shares of Conner Common Stock exchanged therefor.

       (iii) The holding period for shares of Seagate Common Stock, including any fractional interest, into which shares of Conner Common Stock are converted will include the period that such shares of Conner Common Stock were held by the holder, provided such shares were a capital asset of the holder.

       (iv) The receipt of cash in lieu of a fractional share of Seagate Common Stock will be treated as if a Conner shareholder were issued such stock and then had such stock redeemed, and will generally result in recognition of gain or loss equal to the difference between the amount of cash received and the holder's basis in the fractional share, as determined above. The gain or loss will be capital gain or loss if the Conner Common Stock were held as capital assets, and will be long-term capital gain or loss if the holding period for the fractional shares, as determined above, was more than one year.

        (v) No gain or loss will be recognized by Seagate, Sub or Conner solely as a result of the Merger.
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Conner Peripherals, Inc.
December 28, 1995
Page 3

    This opinion may not be applicable to Conner stockholders who received their Conner Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of Seagate Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ WACHTELL, LIPTON, ROSEN & KATZ